Exhibit 99.2


CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FIRST QUARTER
MAY 4, 2005 @ 10:00 AM EDT

Stephen:

Thank you. Good morning. We appreciate your participation in CBL & Associates Properties Inc., conference call to discuss first quarter 2005 results. Joining me today is John Foy, the Company's Chief Financial Officer and Katie Knight, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. Also, references made to community centers are only those that are wholly owned by CBL & Associates Properties, Inc. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein for a discussion of such risks and uncertainties.

A transcript of today's comments including the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release on the Form 8-K.


Stephen:

Thank you, Katie.

The first quarter was a great quarter for CBL with a 23.6% increase in FFO per share, an impressive 10.7% increase in same-center NOI, a 4.5% comp-store sales increase, and a 50 bps increase in occupancy. A significant portion of our success this quarter is attributable to a full quarter contribution from our 2004 activities including 1.9 million square feet of new developments, highlighted by the opening of Coastal Grand - Myrtle Beach and the nearly $1 billion in acquisitions we completed in the year. We expect that our 2005 development pipeline, which includes over 2.5 million square feet, coupled with selective acquisitions should contribute meaningfully to the continued growth of our Company.

DEVELOPMENT

Many of our development projects are the result of our focus on identifying opportunities within our existing portfolio for re-tenanting, redevelopment, expansion and renovation. This focus allows us to keep our tenant-mix attractive and current with the latest trends. To this end, we have opened or have plans to add big box retailers, "lifestyle" retailers, and restaurant locations at many of our properties.

A prime example of this strategy is the redevelopment of Hamilton Corner in Chattanooga, TN. We have redeveloped this Hamilton Place associated center into a 68,000 square foot lifestyle shopping center offering many national retailers new to the Chattanooga market including Ann Taylor Loft, Chico's, Coldwater Creek, J.Jill and Liz Claiborne Shoes. We held the grand re-opening celebration in mid-March and sales results to-date have been outstanding.

Another example is The District at Monroeville, a lifestyle expansion at Monroeville Mall located in a suburb of Pittsburgh. We have already opened several exciting new retailers including a 26,000 square foot Barnes & Noble, a 10,400 square foot Ulta Cosmetics and a Johnny Carino's Restaurant. Additional committed tenants include Chico's, Coldwater Creek, and Monterey Bay Fish Grotto.

Other redevelopments and expansions include the recently opened Tweeter's at CoolSprings Crossing, the associated center for CoolSprings Galleria in Nashville, TN. Additionally, in April we opened Coastal Grand's associated center, Coastal Grand Crossing located in Myrtle Beach, SC, anchored by Lifeway Christian Bookstore. Later this year we will open a 45,000 square foot, free standing Dick's Sporting Goods at Citadel Mall in Charleston, SC, a J. Buck's restaurant at St. Clair Square in Fairview Heights, IL, a Garfield's restaurant at Stroud Mall in Stroudsburg, PA and a Steve & Barry's at Burnsville Center in Burnsville, MN. We are adding 18,000 square feet of restaurants and small shop space to Fashion Square, our community center in Orange Park, FL, which we purchased in May 2004. The expansion is scheduled to open in July.

We currently have two renovation projects underway for a total investment of approximately $28.0 million. The renovation of CoolSprings Galleria in Nashville, TN is expected to be completed in Spring 2006 and the renovation of Fayette Mall in Lexington, KY is scheduled for completion in the fourth quarter of 2005. Concurrent with its renovation, Fayette Mall is undergoing a 144,000 square foot expansion including the addition of a two-level, 75,000 square foot Dick's Sporting Goods, 14,000 square feet of exterior-oriented restaurants and approximately 55,000 square feet of small shop space. The expansion is currently over 96% leased and committed.

We also opened one new anchor store during the quarter, JC Penney at Greenbriar Mall in Chesapeake, VA.

We plan to open or have already opened several new, ground-up developments in 2005. We completed the grand opening of Imperial Valley Mall in El Centro, CA in March of this year. The grand opening was a success and we are extremely pleased with the malls performance to-date. Another anchor, the 14-screen UltraStar Theater opened last week. We continue to hear many positive comments from the mall retailers and traffic and sales have both exceeded expectations. Occupancy is currently 88%, with a number of new stores interested in coming into the mall. We are excited at Imperial Valley Mall's initial success and believe it is another solid addition to the CBL portfolio.

We currently have two community center developments under construction, Cobblestone Village at Royal Palm in Royal Palm Beach, FL and Chicopee
Marketplace in Chicopee, MA. Cobblestone Village is a 225,000 square foot project anchored by Target with approximately 40,000 square feet of specialty shops opening in July. The project is over 83% leased and committed today.

Chicopee Marketplace is a 152,000 square foot community shopping center that is currently 93% leased and committed. The center will feature an iParty, Staples, Marshall's, and Sleepy's and is scheduled to open in September.

In October, we plan to hold the grand opening celebration for the 420,000 square foot Southaven Towne Center located south of Memphis in Southaven, MS. The property is currently 90% leased and committed and is anchored by JCPenney, Linens N' Things and Circuit City with Dillard's opening next spring.

Last week we announced a 50/50 joint venture with The Jacobs Group to develop Gulf Coast Town Center, a three-phase, 1.7 million square foot open-air shopping center located in Ft. Myers, FL. Our initial commitment of approximately $41 million funded most of the cost invested to-date by The Jacobs Group. Phase I, with a total cost of approximately $77 million, is under construction and is scheduled to open in October of this year. The 425,000 square foot phase I is 98.0% leased and committed and includes a 185,000 square foot Super Target, Babies "R" Us, Linens N' Things, a 16-screen Regal Cinema, Petco, Staples, JoAnn's and several thousand square feet of small shop space. Phase II, which will open in fall 2006, will include the regions first Bass Pro Shop as well as JCPenney, Belk, and numerous national retailers and restaurants. The overall project will ultimately feature more than ten anchors and approximately 120 specialty shops and restaurants. The total project is expected to cost approximately $150 - $180 million and should provide an unleveraged initial return of 9%. CBL will be responsible for development of Phase II and Phase III as well as leasing and management of the entire project. We will fund the equity for this development over and above the financing and will receive an 11% preferred return on the equity funded. We will also receive management and financing fees. We are pleased to be partnering with The Jacobs Group on this project. The Jacobs Group secured an incredible location at the intersection of I-75 at Alico Road with approximately one mile of highway frontage. The site is only five minutes from the Southwest Florida International Airport, which is currently undergoing a major expansion to add 70 gates. Immediately adjacent to the project is Florida's Gulf Coast University, with an annual enrollment of 6,200 that is projected to double over the next five years. The Ft. Myers/Lee County area has one of the highest growth rates in the country, with the majority of housing growth occurring around the I-75 corridor. The population in the primary trade area increased 97% between 1990-2003 and is projected to increase 29% through 2010. Gulf Coast will also serve the more than 2.0 million tourists that visit southwest Florida each year. While we realize there are questions regarding the competitive dynamics of our project with Simon's Coconut Point project in Bonita Springs, we are confident that the market has the capacity and the growth to make both projects successful.

LEASING

Moving on, leasing is off to a strong start for us in 2005. We accomplished more than 940,000 square feet of leasing in the quarter, including 388,000 square feet of new leases and 552,000 square feet of renewal leases. This is a notable increase from the 673,000 square feet completed in the prior year period with 247,000 square feet of new leases and 426,000 square feet of renewal. Both periods exclude centers sold to Galileo.

For the first quarter, leases for the same small shop space of 20,000 square feet and less, were signed at an average increase of 4.3% over the average base rent per square foot of the prior leases.

Leases for both same space and non-comparable space of 20,000 square feet and less were signed at an average increase of 6.8% over the average base rent per square foot of expiring leases in the quarter.

Total portfolio occupancy in the first quarter 2005 increased 50 bps to 91.3% from 90.8% in the first quarter 2004. Mall occupancy ended the quarter at 91.5%, a 50 basis point increase from 91.0% occupancy at March 31, 2004. Occupancy in the associated centers increased 320 basis points to 91.9%. Much of the increase in occupancy in the associated centers was a result of the completion of the redevelopment of Hamilton Corner.

Over the past few quarters we have enjoyed a strengthening retail landscape with fewer bankruptcy announcements and store closures. Since June 2003, 136 stores have closed totaling approximately 511,000 square feet and representing $9.4 million in lost annual base rent. We have replaced approximately 46% of this space at increases of 3.3% in annual base rent per square foot.

RETAIL SALES

We were also pleased with our sales performance this quarter and anticipate continued positive results by our retailers. Same store sales in the first quarter 2005 for mall tenants 10,000 square feet or less in stabilized malls increased 4.5% over the prior year.

Occupancy costs as a percent of sales was 13.9% for the three-months ended March 31, 2005 as compared with 14.2% for the prior year period.

ACQUISITIONS

We did not complete any acquisitions in the first quarter. However, yesterday, we announced that we would be acquiring a 70% joint venture interest in Laurel Park Place in Livonia, MI for $82.2 million, including closing costs. The mall is anchored by two upscale, highly productive department stores, Von Maur and Parisian. Mall sales for 2004 were $409 per square foot, and the tenant mix features high quality stores such as Williams - Sonoma, Talbots, and Chico's. The $82.2 million includes approximately $50.9 million of non-recourse debt held by the joint venture. CBL will receive a preferred return of 100% of the property's net cash flow. Additionally, we have retained the right to purchase the remaining joint venture interest for $14.0 million in cash or SCU's of the Operating Partnership, at our option.

As we indicated on the fourth quarter conference call, the acquisition environment remains highly competitive. However, as evidenced by this latest acquisition, we are still confident that we will be able to complete selective acquisitions.


I would now like to turn the call over to John for the financial review.

John:

Thank you, Stephen.

We are pleased with our first quarter 2005 results. FFO per share was $1.52 for the first quarter 2005 a 23.6% increase from FFO per share of $1.23 in the prior year period. Approximately 54% of the increase in FFO was funded from external growth and 46% through internal growth.

In response to the letter issued by the Office of the Chief Accountant of the SEC in February of this year, we reviewed our practices related to accounting for rent holidays. We determined that while our accounting practices were consistent with industry standards we would revise our accounting policy going forward to include the period of rent holidays in the term of the lease over which straight-line rent is recognized. The results for the first quarter included an increase of $400,000 in minimum rents as a result of this revision. This added less than a penny to FFO per share in the quarter. We also determined that prior period adjustments were immaterial.

FINANCIAL REVIEW

Additional highlights in the quarter included:

A debt-to-total-market capitalization ratio of 44.0% for the first quarter 2005 compared with 44.5% in the prior year period. Our balance sheet remains healthy providing us with a tremendous amount of flexibility to complete transactions and grow our company. Variable rate debt comprised 9.9% of total market capitalization at quarter-end and 22.5% of total debt. With our active development program, variable rate debt will remain at this approximate level. Our EBITDA to interest coverage ratio was 2.9 times for the first quarter 2005 compared with 2.8 times in the prior-year period.

For the first quarter G&A represented 4.4% of total revenues in the quarter. This compares favorably with 4.8% in the prior year period.

Same-center NOI rose 10.7% over first quarter 2004. The $12.2 million increase in same-center NOI is attributable to several factors including:

          o Properties acquired in 2003 were included in the same-center comparison this quarter. For these properties we received $1.0 million in percentage rents in the first quarter of 2005 compared with none in the first quarter of the prior year.

          o In the first quarter 2004 we took approximately $4.7 million in bad debt reserve and other charges against revenue. Since that time we have had greater than expected recoveries of $1.4 million. The overall result is a $6.1 million positive swing.

          o $400,000 of base rent increase was a result of the rent holiday adjustment.

The remainder of the increase resulted from increases in occupancy, specialty leasing and sponsorship income, rental rates, and contributions from other comparable portfolio improvements.

Our cost recovery ratio was 102% in the first quarter 2005 compared with 94% for the first quarter 2004. The increase in recoveries was primarily a result of:

          o Occupancy increases and profit from utility reimbursements from the tenants at the newly acquired malls and from the existing malls due to the implementation of efficiency optimizing utility systems.

          o As we stated earlier, we were successful in the recovery of bad debt expenses and other charges to revenues that were recorded in prior periods, thus reporting a favorable variance of $6.1 million.

On our last conference call we were asked how much of our CAM reimbursements come from the recovery of capital expenditures. We have performed an analysis and have determined that on average 4.5% to 5.0% of our reimbursements are attributable to the depreciation of capex. This estimated range was derived based on 2004 results and is consistent with historical levels.

GUIDANCE UPDATE

As noted in our earnings release we have increased our earnings guidance to account for first quarter results. We are increasing our guidance to a range of $5.88 to $5.96 per share from the previously issued range of $5.66 to $5.74. Our guidance does not include any acquisitions, outparcel sales, gains from the sale of non-operating properties, or termination fee income. The guidance assumes NOI growth of 3% - 4% for 2005, a 100 bps increase from our prior guidance. Additionally, our guidance does not include the acquisition of Laurel Park, which we announced yesterday. We anticipate that this acquisition will add approximately $0.03 to FFO per share in 2005 based on the transaction closing within the next 30 days. We will include this transaction in our second quarter guidance updates.

CONCLUSION

We believe that the healthy momentum we gained in the first quarter 2005 will continue. With over 2.5 million square feet of developments coming on-line in 2005, this is one of our biggest development years as a public company. With approximately 800,000 square feet of developments already announced for 2006, including Phase II of Gulf Coast Towne Center and Lakeview Point in Stillwater, OK, we already have a great foundation for growth in 2006. We are continually looking at new possibilities and avenues of growth for our Company.

Thank you again for joining our call today and Stephen and I would be happy to answer any questions you may have.